                                                   Exhibit 99.1

Corporate Communications Division, 280 Park Avenue, New York
Mailing Address:  P.O. Box 318, New York, N.Y. 10008-0318

Bankers Trust New York Corporation
- -------------------------------------------------------------
News Release

For Release:

BANKERS TRUST NEW YORK CORPORATION INCREASES DIVIDEND BY 11.1%
                 COMMENTS ON EARNINGS OUTLOOK


          New York, December 20, 1994 -- Bankers Trust New
York Corporation has increased the regular quarterly dividend on its common stock to $1.00 per share, from $0.90, an increase of 11.1%. Bankers Trust has now increased its common stock dividend for 16 consecutive years.

          The dividend increase reflects management's view that long-term prospects for Bankers Trust's global and diverse mix of businesses remain strong, although results for 1994 will be below those of 1993. Earnings for the first nine months of 1994 were 35% lower than those for the prior year's nine months. Earnings for the fourth quarter are expected to be below the $169 million earned in this year's third quarter, due to lower trading revenue attributable to persistently difficult market conditions and a resulting decline in client activity.

          The common stock dividend for the fourth quarter is payable January 25, 1995, to shareholders of record January 6, 1995.










                             -30-



   For more information, contact Tom Parisi at 212-454-1686.